Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Completes Fourth Acquisition of Coal Reserves
at Deer Run mine in Illinois Basin
HOUSTON, January 13, 2011 — Natural Resource Partners L.P. (NYSE:NRP) announced today that it has completed the fourth acquisition of coal reserves at the Deer Run mine in Illinois for $70 million from Colt LLC, an affiliate of the Cline Group. The acquisition was funded through NRP’s credit facility. NRP has paid $175 million of the $255 million slated for the acquisition of approximately 200 million tons of reserves. Future closings will be associated with the completion of certain milestones relating to the new mine’s construction. NRP anticipates completing additional acquisitions totalling $65 million in 2011 and $15 million in 2012.
Deer Run Details
The Deer Run mine is located near Hillsboro in Montgomery and Bond Counties, Illinois and the coal reserves are leased to the mining company Hillsboro Energy, an affiliate of the Cline Group. Construction of the new longwall mine is well underway with longwall production expected to commence in early 2012.
Production from the mine is forecasted to be approximately eight to ten million tons per year when the longwall is in full production, from which NRP ultimately anticipates receiving in excess of $40 million per year of income. Based upon these production levels, the life of the mine will exceed 20 years.
Company Profile
Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at www.nrplp.com.

NRP Completes Fourth Acquisition of Coal Reserves at Deer Run in Illinois Basin	Page 2 of 2
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the commencement of longwall production from Deer Run mine, the anticipated revenue, and peak production targets. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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